Exhibit 5.1

McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, NJ 07102-4056 www.mccarter.com

December 16, 2020

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

Re:	Delcath Systems, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) of the Company, to be filed with the Securities and Exchange Commission on or about December 16, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 1,173,000 shares of the Company’s common stock, par value $0.01 per share, of which (i) up to 675,000 shares (the “Plan Shares”) are to be issued under the Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”) and (ii) 498,000 shares (the “Inducement Shares” and, together with the Plan Shares, the “Shares”) are to be issued pursuant to an Inducement Award Stock Option Award Agreement, dated as of October 1, 2020, by and between the Company and Gerard Michel (the “Inducement Award Agreement”).

In so acting, we have examined and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, including all amendments thereto, (ii) the Amended and Restated By-laws of the Company, (iii) the Plan, (iv) the Inducement Award Agreement, and (v) such other documents, records and instruments of the Company and certificates of officers of the Company and of public officials, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth in this opinion letter, we are of the opinion that upon issuance of the Shares and the payment, in cash or other consideration permitted under the Delaware General Corporation Law (the “DGCL”), of the purchase price therefor in accordance with the terms of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, in the case of the Plan Shares, and in accordance with the terms of the Inducement Award Agreement, in the case of the Inducement Shares, and the delivery of the Shares in accordance with the terms of the Plan or the Inducement Award Agreement, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock or (b) the book-entry of the Shares by the transfer agent for the Company’s common stock in the name of The Depository Trust Company or its nominee, the Shares issued under the Plan or the Inducement Award Agreement, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion as to the Shares issued under the Plan and the Inducement Award Agreement is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

We have made no investigation as to, and we express no opinion concerning, any laws other than the DGCL, and we do not express any opinion herein concerning any other laws. Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. The foregoing opinion is rendered as of the date hereof and the facts known to us on the date hereof and we assume no obligations to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention or any future changes in laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP

MCCARTER & ENGLISH, LLP